AMERICAN CAPITAL STRATEGIES
                                301 Grant Street
                                One Oxford Center
                         Pittsburgh, Pennsylvania 15219
                            Telephone: (412) 255-3752
                               Fax: (412) 255-3753






                                                            September 17, 1998

Mr. Charles Lawson
Mr. Patrick Belardi
C/O The Lion Brewery, Inc.
700 N. Pennsylvania Avenue
Wilkes-Barre, PA  18705


By Facsimile and Overnight Delivery
-----------------------------------


Dear Mr. Lawson:


         You have advised American Capital Strategies, Ltd. ("American Capital") and ACS Capital Investments Corporation ("ACS-CIC"), that your management group ("Buyout Group") will seek to purchase The Lion Brewery, Inc. ("the Company") from the current shareholders (the "Seller) with senior and subordinated debt and common equity (collectively, the "Transaction").

         We are pleased to advise you that on the terms and subject to the conditions set forth herein and in the attached Financing Term Sheet dated September 17, 1998 (which forms a part of this letter and is incorporated herein by reference), American Capital is willing to purchase the following security from the Company:


Senior Subordinated Notes                                       $6,600,000

--------------------------------------------------------------------------
TOTAL FINANCING                                                $ 6,600,000
==========================================================================


         This purchase is being made in connection with, and is conditioned on, certain conditions described in the attached Financing Term Sheet. Closing of

Commitment Letter
The New Lion Brewery
September 17, 1998
Page 2 of 3


the Transaction (the "Closing") is anticipated to occur on or before November 30, 1998.

         American Capital will not be obligated to make any loan or investment unless and until all the conditions referred to or set forth in this letter and the attached Financing Term Sheet and all other conditions which may be required by American Capital have been satisfied.

         You have agreed and hereby affirm that in consideration of the services performed and to be performed by American Capital in connection with this Transaction, American Capital shall be compensated by the payments to American Capital and ACS-CIC of certain fees and by the reimbursement to American Capital of certain expenses. Upon execution of this letter you will provide American Capital and ACS-CIC with payment of those fees and expenses detailed in the attached Financing Term Sheet.

         The commitment represented by this letter will terminate at 5:00 p.m. Eastern Daylight Time on September 18, 1998 unless American Capital has received written acceptance and payment prior to that time. If this letter is accepted on or before its expiration in accordance with the preceding sentence, this commitment will nevertheless terminate at 5:00 p.m. Eastern Daylight Time on December 31, 1998, unless definitive documentation, satisfactory in form and substance to American Capital, shall have been entered into and the transaction contemplated hereby shall have been Closed on or prior to such time.

         The parties hereto in one or more counterparts, each of which shall be an original and all of which together shall constitute but one and the same agreement may execute this letter.

         Neither the contents nor existence of this letter may be disclosed by you or the Company to any Third Party (other than to the Seller and its legal, accounting and financial advisors retained in connection herewith) unless and until this letter has been accepted by you. American Capital will not be responsible or liable to any person for any damages which may be alleged as a result of the existence of this letter or the acceptance thereof.

         If you are in agreement with the foregoing, please sign and return to American Capital at the address indicated above an enclosed copy of this letter, along with the payment due hereunder. Upon receipt of copies hereof duly signed by you, American Capital's and the Company's undertakings hereunder shall become effective to the extent and in the manner provided herein.

Commitment Letter
The New Lion Brewery
September 17, 1998
Page 3 of 3






                                          Very truly yours,

                                          AMERICAN CAPITAL STRATEGIES, LTD.


                                          By   /s/Joseph Bute
                                            ----------------------------------
                                                 Joseph Bute
                                                 Principal



AGREED AND ACCEPTED as of this 17th day of September.
                              ------



CHARLES LAWSON, FOR THE BUYOUT GROUP


By  /s/ Charles E. Lawson, Jr.
  -------------------------------------



PATRICK BELARDI, FOR THE BUYOUT GROUP


  /s/ Patrick E. Belardi
---------------------------------------

                        AMERICAN CAPITAL STRATEGIES, LTD.
                              FINANCING TERM SHEET
                                       FOR
                            THE NEW LION BREWERY, INC


                               SEPTEMBER 17, 1998


I.  GENERAL TERMS

  A.   THE SELLER:                    The Lion Brewery, Inc. (the "Company").

  B.   THE ISSUER:                    Malt Acquiring, Inc. (the "Purchaser").

  C.   THE BUYOUT GROUP:              The buyout group (the "Buyout Group") is
                                      composed of Mr. Charles Lawson, Mr.
                                      Patrick Belardi and other current senior managers of the Company acting in their capacity as individuals.

  D.   THE INVESTOR:                  American Capital Strategies, Ltd.
                                      ("American Capital").

  E.   INVESTMENT:                    $6,300,000       Senior Subordinated Notes

                                             100       Common Stock Warrants

                                      $6,300,100       TOTAL FINANCING

  F. STANDBY BRIDGE FINANCING         In the event that the Purchaser is unable
                                      to secure senior term and revolving credit facilities, American Capital will commit the Senior financing required for the Transaction to occur. Financing will be provided at an interest rate of 4% over the Prime Rate with monthly principal payments on a ten year amortization of principal with all remaining principal payment due 36 months from the Closing.
                                      American Capital will be deemed to have
                                      earned a commitment fee of 1.5% of the
                                      total amount of such financing if the
                                      Board of Directors of the Company does not accept the commitment of PNC Bank as being adequate for purposes of approving the merger, agreement between the Purchaser and the Company and instead relies on the commitment for bridge financing. Should a commitment of such financing otherwise be required but later replaced by other bank financing, American Capital will also receive a commitment fee of 1.5% of the total amount of the committed financing whether it is used or not.

  G. DEFINITIONS:                     1. The  Senior Subordinated Notes shall
                                         be referred to as the "Subordinated
                                         Notes" or the "Notes."
                                      2  The bank that provides the senior
                                         term and revolving credit facilities
                                         to the Purchaser at the Closing shall
                                         be referred to as the "Senior
                                         Lender."

  H.   USE OF PROCEEDS:               Toward the payment of consideration of no
                                      more than $4.70 per share for 100% of the shares of the Company through a cash for stock merger of the Company with and into the Purchaser.

  I.   CLOSING DATE:                  The date of the closing is to be
                                      determined, but in no event later than
                                      December 31, 1998 from the execution of
                                      the commitment letter (the "Close" or
                                      "Closing").

II.  SENIOR SUBORDINATED NOTES

  A.   AMOUNT:                        $ 6,300,000

  B.   MATURITY:                      Ten Years from the Closing

  C.   AMORTIZATION:                  One payment of principal in the amount of
                                      $6,300,000 occurring on the first business day of the 120th month following the Closing.

  D.   INTEREST:                      Interest shall be payable monthly in
                                      arrears on the first business day of each month, at a floating rate equal to the Wall Street Journal Prime Rate plus 4.50 percentage points. The rate may be fixed at the Purchaser's option any time after the Closing. A fee equal to 90% of the market cost of an interest protection rate agreement (as quoted to the Purchaser by a third party prepared to offer the same terms to American Capital) will be charged for the fixed rate option. For the first

                                      17 monthly interest payment dates, the
                                      Purchaser may accrue the payment of 44% of the interest due on such payment date, with all such accrued interest due and payable in cash on the 18th monthly payment date.

III. TERMS OF THE NOTES

  A.   OPTIONAL PREPAYMENT:           The Purchaser may prepay the Notes in
                                      multiples of $100,000.

                                      The Purchaser will pay a prepayment fee in the first year of 5% of the amount prepaid, 4% in the second year, 3% in the third year, 2% in the fourth year, 1% in the fifth year and will incur no prepayment fee thereafter. The prepayment fee will be reduced by 50% if the Notes are prepaid from cash flows generated in the ordinary course of business. The prepayment fee will be waived if the Subordinated Notes are replaced dollar-for-dollar with other funds provided by American Capital.

  B.   MANDATORY PREPAYMENTS:         Mandatory prepayments of the Notes will be
                                      made upon the occurrence of any of the
                                      following events:

                                      1. A public offering of the Purchaser's
                                         securities;

                                      2. A change in control (other than to
                                         American Capital or as a result of
                                         American Capital's transfer of
                                         securities), merger, consolidation or
                                         similar combination, sale of a
                                         material portion of the Purchaser's
                                         assets, or other similar transaction;
                                         or

                                      3. A change of key management.

  C.   LIFE INSURANCE:                American Capital will be assigned the
                                      beneficiary of a $3,500,000  million
                                      insurance policy on the life of Charles E.
                                      Lawson, Jr. and a $1,500,000  policy
                                      on the life of Patrick E. Belardi.

  D.   COLLATERAL SECURITY:           The Notes and obligations to repurchase
                                      any Purchaser securities owned by American
                                      Capital will be secured by a second lien on all assets of the Purchaser subordinated only to the Senior Lender.

  E.   SENIOR INDEBTEDNESS:           Up to $10,500,000 of senior secured debt
                                      at the Closing, consisting of $7,500,000 in senior term financing ("Senior Term
                                      Financing") and a revolving line of credit not to exceed $3,000,000, and the ability to borrow an additional $1,500,000 in term debt from the Senior Lender after the Closing, all on terms reasonably acceptable to American Capital
                                      ("Acceptable Debt"). The level of
                                      acceptable Debt shall decline by the
                                      amount of scheduled principal payment on the Senior Term Financing (such amount of
                                      Senior Term Financing as reduced by
                                      scheduled principal payments being the
                                      "Net Senior Term Financing"). American
                                      Capital will permit at its sole discretion additional senior debt for purposes of capital development and growth financing.

                                      In addition, the Acceptable Debt may
                                      increase further if the full amount of
                                      Acceptable Debt in excess of the Senior
                                      Term Financing would be supported by the advance rates under the revolving line of credit and the standards concerning qualified receivables and inventory existing at Closing.

  F.   INTER-CREDITOR AGREEMENT:      An Intercreditor Agreement between
                                      American Capital and any senior lender
                                      reasonably satisfactory to American
                                      Capital that will, at a minimum, provide
                                      American Capital with cross acceleration rights, ability to vote its interest in bankruptcy and a maximum standstill provision of 180 days and will otherwise be acceptable to American Capital.

  G.   REPRESENTATIONS AND
       WARRANTIES:                    The documentation for the Total Financing
                                      shall contain such  representations
                                      and warranties as are customary for loans and investments of a similar size and nature, including but not limited to, representations regarding due organization, principal place of business of the Purchaser, litigation, taxes, other debts, leases, information provided, management's background, subsidiaries, identification of management, no material changes, no side agreements, compliance with laws and no brokers.

  H.   FINANCIAL COVENANTS:           The documentation for the Notes shall
                                      contain financial covenants of the
                                      Purchaser, including but not limited to:

                                      1. Minimum cash flow coverage;

                                      2. Maintenance of debt to equity ratio;
                                         and

                                      3. Other financial covenants acceptable
                                         to American Capital shall potentially
                                         be the same or more likely shall be
                                         less stringent than those required by
                                         the Senior Lender.

  I.   NEGATIVE COVENANTS:            The documentation for the Notes shall
                                      contain negative covenants of the
                                      Purchaser, including but not limited to:

                                      1. Limitations on changes in control;

                                      2. Limitations on changes in the
                                         business of the Purchaser;

                                      3. Limitations on new stock issuances and
                                         dividends;

                                      4. Limitations on transactions with
                                         affiliates, subsidiaries, equity
                                         owners or related parties;

                                      5. Limitations on brokerage fees;

                                      6. Limitation on change of location;

                                      7. Limitation on changes in corporate
                                         structure;

                                      8. Limitation on mergers, acquisitions,
                                         sales of corporate assets; and
                                      9. Limitations on additional debt,
                                         leases, liens and investments.


  J.   AFFIRMATIVE COVENANTS:         The documentation for the Notes will
                                      include affirmative covenants of the
                                      Purchaser, including but not limited to:

                                      1. Providing American Capital monthly
                                         financial statements,  annual audits
                                         (by an auditor acceptable to American
                                         Capital), projections, monthly
                                         officer certificates, copies of
                                         material agency filing and material
                                         litigation filings and copies of
                                         default notices;

                                      2. Holding of quarterly board meetings;

                                      3. Maintenance of adequate hazard and
                                         business interruption insurance and
                                         key man life insurance;

                                      4. Use of proceeds;

                                      5. Right of first refusal for American
                                         Capital to participate in future
                                         junior capital financings of the
                                         Purchaser, and

                                      6. Access to Purchaser information.


  K.   DEFAULTS:                      The Notes shall be in default under the
                                      following circumstances:

                                      1. Failure to pay interest and principal
                                         when due with respect to any
                                         portion of the Total Financing (with
                                         respect to failure to pay interest,
                                         after the agreed-upon grace period)
                                         or any other indebtedness of the
                                         Purchaser;

                                      2. Failure to comply with or
                                         observe covenants;

                                      3. Misrepresentation or breach of
                                         warranty; and

                                      4. Such other defaults as are customary
                                         for Notes of a similar nature.

                                      There shall be a default rate of interest of 300 basis points over the effective rate.

IV. WARRANTS

  A.   WARRANTS:                      American Capital will be issued warrants
                                      by the Purchaser to purchase 54% of the
                                      Purchaser's Common Stock (on a fully
                                      diluted basis at the Closing) (the
                                      "Warrants") in conjunction with American
                                      Capital's purchase of the Subordinated
                                      Notes.

  B.   EXPIRATION:                    The Warrants will expire on the 10th
                                      anniversary of the Closing.

  C.   EXERCISE DATE:                 The Warrants may be exercisable at any
                                      time after the Closing.

  D.   EXERCISE PRICE:                The Warrants may be exercised at a price
                                      of $.01 per Warrant Share.

  E.   EXERCISE AMOUNT:               American Capital shall be issued the
                                      appropriate shares of Common Stock of the Purchaser (the "Warrant Shares") upon the exercise of the Warrants. The Warrant
                                      Shares shall be designated common stock
                                      with limited voting rights as set forth in this Term Sheet.

  F.   PUT DATE:                      The Warrants may be Put to the Purchaser
                                      at any time on or after:

                                      1. The fifth anniversary of the Closing;

                                      2. The date of the payment in full of the
                                         Notes; or

                                      3. The sale of the Purchaser or a material
                                         portion of its assets.

  G.   PUT RIGHTS:                    At the option of American Capital, upon
                                      surrender of the Warrants or the Warrant
                                      Shares (the "Put Date"), the Purchaser
                                      will:

                                      1. Pay American Capital cash in an
                                         amount equal to the Fair Market Value
                                         of the Warrants or the Warrant Shares
                                         as of the Put Date; or

                                      2. By delivery of a senior note (the
                                         "Additional  Senior  Replacement
                                         Note"), at the option of American
                                         Capital, in an amount equal to the
                                         Fair Market Value of the Warrants or
                                         Warrant Shares as of the Put Date.
                                         The Additional Senior Replacement
                                         Note shall be secured to the fullest
                                         extent possible and shall bear
                                         interest at prime plus 3% and
                                         amortize evenly over five years. The
                                         Note shall have no prepayment
                                         restrictions, penalties or premiums.

V.  OTHER EQUITY TERMS

  A.   BOARD RIGHTS:                  American Capital will have the right, at
                                      its election, to designate that number of members of the Purchaser's Board of Directors (the "Directors") that bears the same ratio to the total number of Directors as the number of shares of the Purchaser's Common Stock owned by American
                                      Capital (such shares shall include those shares into which the Warrants are convertible) bears to the total number of shares outstanding (on a fully diluted basis) provided that so long as the Warrant Shares would not have the right to vote on election of the Board of Directors, the number of American Capital designated directors shall be one less than a majority of the total number of directors; and provided further, American
                                      Capital shall in any case have the right to designate one Director for so long as the Notes are outstanding or for so long as American Capital shall own Warrants or Warrant Shares.

                                      In the event that American Capital shall waive its right to designate a Director or Directors, it will receive Board of Directors meeting attendance privileges and rights to receive all information normally provided to Directors and will receive reimbursement of out of pocket expenses.

                                      The Warrant Shares shall have full voting rights only if (i) there is a payment default on the Notes (in the case of interest payment default, only if the default is for more than one month), (ii) any of the financial covenants for the Notes are breached for two successive quarterly measurement dates, (iii) payment of principal on the Notes is accelerated or (iv) Charles Lawson ceases to be President of the Purchaser. In the event that such circumstance giving the Warrant Shares voting rights is cured, such voting rights shall continue for only twelve months after the cure; provided that if such voting rights are reinstated because of a subsequent occurrence of one or more such events, such voting rights will become permanent. Other than as set forth in this paragraph the Articles of Incorporation of the Purchaser shall not in any way limit the full exercise by the holder of the Warrant Shares of its voting rights. In addition, the Warrant Shares shall have such voting rights as are mandated by law and the right to vote with regard to approving any merger, liquidation or sale of substantially all of the assets of the Purchaser or any amendment to the Articles of Incorporation that materially and adversely affects the rights or interests of the holders of the Warrant Shares. In the event of (i) Mr. Lawson ceasing to be the President and
                                      (ii) the exercise by the holders of the
                                      Warrant Shares of their right to elect a majority of the Board of Directors and
                                      (iii) the subsequent material diminution in the responsibilities, salary or benefits of Patrick Belardi, Mr. Belardi shall be entitled to terminate his employment with the Purchaser and to receive (a) one and one half years salary upon such termination and (b) the immediate acceleration of his put rights.

  B.   TRANSFERABILITY:               The Warrants and the Warrant Shares, or
                                      the interest in such securities provided by this Term Sheet, will be freely transferable (subject to federal securities laws), at the Closing or subsequent to the Closing, except that the Warrants and the Warrant Shares shall not be transferred to a competitor of the Purchaser without the consent of the Purchaser, and, so long as there is no default under the Notes, should American
                                      Capital advise the Purchaser that it
                                      wishes to exercise its right to transfer, the Purchaser shall have 120 days to produce a non-contingent, fully financed right of first offer to purchase such Warrants and/or Warrant Shares. Such right of first offer shall not apply to any collateral pledge by American Capital of Warrants or Warrant Shares or any subsequent sale of Warrants or Warrant
                                      Shares pursuant thereto.

  C.   SHAREHOLDERS' AGREEMENT:       Shareholders of the Purchaser will enter
                                      into a Shareholders' Agreement granting:

                                      1. Other than on transfers among
                                         management, American Capital a right of
                                         first refusal and the Purchaser a right
                                         of second  refusal on the sale of
                                         stock by shareholders other than
                                         American Capital;

                                      2. Other than on transfers among
                                         management, American Capital
                                         tag-along rights on the sale of stock
                                         by other shareholders;

                                      3. American Capital drag-along rights in
                                         the event it desires to sell its
                                         Common Stock on or after the fifth
                                         anniversary of the Closing, provided
                                         that so long as there is no default
                                         under the Notes, American Capital
                                         shall first give the Purchaser 120
                                         days to produce a non-contingent,
                                         fully financed right of first offer
                                         to purchase all American Capital debt
                                         and equity interests; and

                                      4. Management Put Rights starting the
                                         earlier of six years after the Close
                                         or one year after American Capital
                                         exercises its Put Rights.

  D.   REGISTRATION RIGHTS:           American Capital will have the right to
                                      demand registration of its Warrant Shares in the event that the Purchaser has completed an initial public offering of its stock. American Capital will also have piggyback registration rights on all registrations of shares by the Purchaser.

  E.   UNLOCKING PROVISION:           If, at any time after the fifth
                                      anniversary of the Closing, a bona fide, unsolicited offer to purchase the
                                      Purchaser is made and American Capital
                                      wishes to accept such offer, then the
                                      Purchaser will, at its option:

                                      1. Accept the offer; or

                                      2. Acquire all of American Capital's
                                         Warrants and Warrant Shares at the
                                         offered price within 120 days
                                         following receipt of the offer.

  F.   ANTI-DILUTION AND
       PRE-EMPTIVE RIGHTS:            The Warrants and Warrant Shares will
                                      include anti-dilution and pre-emptive
                                      rights that provide appropriate
                                      adjustments to reflect:

                                      1. Dividends and other distributions in
                                         respect of the Common Stock;

                                      2. Below-market stock, warrant and option
                                         issuances; and

                                      3. Issuances to, and purchases of
                                         Purchaser stock by, employee  benefit
                                         plans.


  G.   FAIR MARKET VALUE:             "Fair Market Value" will be the fair
                                      market value of a security, as determined by one of the following:

                                      1. An independent third party valuation,
                                         determined on a control premium
                                         basis, without consideration for lack
                                         of liquidity due to a minority
                                         interest, lack of liquidity or
                                         limitation on voting rights;

                                      2. Sale of the Purchaser; or

                                      3. The average public trading price
                                         during the thirty-day period
                                         immediately preceding the
                                         determination of Fair Market Value.

VI.  OTHER TERMS

  A.   CONDITIONS PRECEDENT:          Purchase of the Notes will be subject to
                                      various conditions precedent
                                      customary for transactions of this
                                      size and nature, including but not
                                      limited to:

                                      1. Satisfactory completion of the merger
                                         of the Company with and into the
                                         Purchaser or the Purchase with and
                                         into the Company and approval by
                                         American Capital of all related
                                         filings, proxy statements and other
                                         documents required for the completion
                                         of the merger;

                                      2. No greater than the lesser of (a) 10%
                                         of the holders in interest of the
                                         Company's stock and (b) the
                                         percentage agreed to in the merger
                                         agreement between the Company and the
                                         Buyout Group, shall have exercised
                                         dissenter rights in connection with
                                         the Merger.

                                      3. Execution of a definitive merger
                                         agreement between the Purchaser and
                                         the Seller, satisfactory in form and
                                         substance to American Capital and
                                         the;

                                      4. Execution of definitive agreements,
                                         instruments and documents related
                                         to the Notes and the Warrants,
                                         satisfactory in form and substance to
                                         American Capital;

                                      5. The absence of any material adverse
                                         change in the business or financial
                                         condition of the Company from the
                                         date of this Term Sheet until the
                                         Closing;

                                      6. Excess availability of at least
                                         $1,500,000 at opening;

                                      7. The Buyout Group shall invest at least
                                         $575,000 in equity in the Company at
                                         the Closing.

  B.   NOTE PROCESSING FEES:          The Buyout Group shall pay or cause the
                                      Company to pay American Capital a
                                      note-processing fee of .2% of the Total
                                      Financing upon the acceptance of an
                                      American Capital term sheet (the "Term
                                      Sheet Note Processing Fee").

                                      The Buyout Group shall pay or cause the
                                      Company to pay American Capital an
                                      additional note-processing fee of .2% of the Total Financing upon the acceptance of an American Capital commitment letter (the "Commitment Note Processing Fee").

                                      The Buyout Group shall pay or cause the
                                      Company to pay American Capital a note
                                      processing fee at Closing (the "Closing
                                      Note Processing Fee") of the following
                                      percentages applied to the dollar amount of the Notes purchased by American Capital at the Close, less the Term Sheet Note Processing Fee and the Commitment Note Processing Fee previously paid to American
                                      Capital:

                                             Senior Subordinated Notes     2.0%

                                             Senior Bridge Loan            1.5%


  C.   INVESTMENT BANKING FEES:       If American Capital sources third party
                                      funds for the Purchaser, the Buyout Group shall pay or cause the Purchaser to pay
                                      American Capital its standard performance fee in cash at the closing.

                                      The Buyout Group shall pay or cause the
                                      Purchaser to also pay American Capital a structuring fee at Closing (the "Closing Structuring Fee") of 1.5% of the total assets of the Purchaser after the transaction. At the option of the Purchaser, the principal amount of the Notes shall be increased by the amount of such fee.

                                      The Purchaser will enter an investment
                                      banking agreement with ACS-CIC at the
                                      Closing for so long as American Capital
                                      holds either the Notes or the Warrants or Warrant Shares, under which ACS-CIC will represent the Purchaser in the event of the sale of the Purchaser. This agreement shall only be assignable to a wholly-owned parent or subsidiary of American Capital.

  D.   BREAK-UP PAYMENT:              In the event that American Capital is
                                      prepared to consummate the Transaction on terms substantially similar to those enumerated in this Term Sheet and the Buyout Group refuses or is unable to consummate the Transaction using American
                                      Capital financing for any reason, the
                                      Buyout Group will cause the Company to
                                      reimburse American Capital for:

                                      1. All costs incurred by American Capital
                                         associated with the proposed
                                         Transaction; and

                                      2. 150% of the Note Processing Fee.

                                      3. All residual proceeds of the
                                         agreed-upon termination fee with the
                                         Seller shall be allocated, after all
                                         deal expenses including the payment
                                         of American Capital fees and Note
                                         Processing Fee, according to the
                                         equity ownership of the Purchaser.

                                      The Breakup Payment shall be immediately paid in cash upon the earlier to occur of the expiration of this Term Sheet or superseding agreement between the Buyout Group and American Capital or the exercise by the Company of its right to terminate the merger agreement with the Purchaser under certain circumstances.

  E.   EXPENSES:                      The Buyout Group shall reimburse or cause
                                      the Purchaser to reimburse American
                                      Capital for all reasonable out-of-pocket expenses prior to and as of the Closing including, but not limited to, legal, appraisal, consulting, research, duplication, background investigations and travel expenses whether or not the transactions contemplated herein are consummated.

                                      The Buyout Group shall pay or cause the
                                      Company to pay American Capital an expense deposit of .2% of the Total Financing upon the acceptance of an American Capital term sheet (the "Term Sheet Expense Deposit").

                                      The Buyout Group shall pay or cause the
                                      Company to pay American Capital an expense deposit of .2% of the Total Financing upon the acceptance of an American Capital commitment letter (the "Commitment Expense Deposit").

  F.   BACKGROUND CHECK               The  following senior managers of the
                                      Company will provide to a background
                                      investigation firm engaged by American
                                      Capital, authorization and information
                                      for a background check to be conducted
                                      on the senior manager:

                                      1. Charles E. Lawson, Jr., President and
                                         CEO

                                      2. Patrick E. Belardi, Vice President and
                                         CFO

  G.   EXCLUSIVITY                    This Term Sheet is confidential and may
                                      not be shown or disclosed by the Buyout
                                      Group and the Buyout Group shall cause the Company to not show or disclose this Term
                                      Sheet, with respect to junior capital only
                                      (or any broker or other agent of the
                                      Company), without the prior written
                                      consent of American Capital.

                                      For a period of 12 months following your acceptance of this proposal letter, the Buyout Group shall not and the Buyout Group shall cause the Company and its officers, directors, agents, representatives or affiliates to not, directly or indirectly, solicit, initiate or encourage any negotiations or discussions with respect to any offer or proposal to make an investment, junior capital loan or other commitment of capital for the Company for the purpose of reducing or eliminating the financing covered by this Term Sheet, but only with respect to a deal where the Buyout Group has voting control.